FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3
Fidelity Advisor Series VII

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)
7	FA CONSUMER INDUSTRIES FUND	18-Aug-04	24-Aug-04	Google Inc	19,605,052	$1,666,429,420	$85.00	2,400	$204,000	MORGAN STANLEY AND CO INC	CFSB
7	FA CONSUMER INDUSTRIES FUND	28-Jun-05	5-Jul-05	DSW Inc	14,062,500	$267,187,500	$19.00	100	$1,900	LEHMAN BROS INC	Goldman, Sachs & Co.	CIBC World Markets	Johnson Rice & Co L.L.C.
9	FA TECHNOLOGY FUND	18-Aug-04	24-Aug-04	Google Inc	19,605,052	$1,666,429,420	$85.00	41,400	$3,519,000	MORGAN STANLEY AND CO INC	CFSB